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                                                                     EXHIBIT 4.5

                      MERRILL LYNCH MORTGAGE LENDING, INC.
                           Four World Financial Center
                                250 Vesey Street
                                   North Tower
                            New York, New York 10080

                                December 12, 2001


VENTAS, INC.
VENTAS FINANCE I, LLC
4360 Brownsboro Road
Suite 115
Louisville, Kentucky 40207-1642


                  Re: Loan and Security Agreement, dated as of the date hereof (as amended or modified, the "Loan Agreement"),
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                          between Ventas Finance I, LLC ("Borrower") and Merrill
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                          Lynch Mortgage Lending, Inc. (together with its
                          successors and assigns, "Lender")
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Ladies and Gentlemen:

                  Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Loan Agreement.

                  Lender intends to make a loan to Borrower on the date hereof in the original principal amount of $225,000,000 (the "Loan"), which is to be
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secured, in part, by first mortgages, deeds of trust or deeds to secure debt (as amended or modified, collectively, the "Mortgages"), as the case may be, on each of the Properties. The Loan Agreement, the Mortgages and any and all other documents and agreements evidencing and securing the Loan shall be collectively referred to herein as the "Loan Documents."
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                  Pursuant to Section 5.5(C) of the Loan Agreement, Lender has
agreed not to exercise its option to apply insurance proceeds received in connection with a casualty to any Property ("Proceeds") to payment of the
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Obligations and to make such Proceeds available for Restoration of the affected
Property upon the satisfaction of certain conditions including the condition that (i) no monetary Master Lease Event of Default then exists and (ii) no non-monetary Master Lease Event of Default for which Borrower has commenced (or Lender has requested Borrower to commence) proceedings for termination of the Master Lease, in whole or in part, or dispossession or eviction of Lessee from one or more Properties then exists. Lender, as a condition to making the Loan to Borrower on the date hereof, has requested that Ventas guaranty payment to Lender of the amount of any Proceeds required to be released by Lender to Lessee under Section 5.5(C) of the Loan Agreement for Restoration of any Property (a) during the continuance of an Event of Default under the Loan Documents (when no monetary Master Lease Event of Default or non-monetary Master Lease Event of Default of the type described above also exists) or (b) on or after the date which is six (6) months prior to the Maturity Date

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(any such Proceeds, "Guaranteed Proceeds"). Ventas is willing to guaranty
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payment of such Guaranteed Proceeds to Lender upon the terms and subject to the conditions hereinafter set forth.

                  Lender, as a condition and material inducement to making the Loan to Borrower on the date hereof, has requested that Borrower execute and deliver this letter agreement (this "Agreement") to Lender. Now, therefore, in
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consideration of the foregoing, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Ventas hereby covenant and agree as follows:

          1. Promptly after the date hereof, Ventas will request and diligently seek to obtain from the Ventas Lenders (hereinafter defined), any and all necessary waivers, consents or approvals (collectively, "Consents") required
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from the Ventas Lenders under the Credit Agreement (hereinafter defined) in order for Ventas to guaranty payment to Lender of any Guaranteed Proceeds. The "Credit Agreement" shall mean that certain Amended and Restated Credit,
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Security, Guaranty and Pledge Agreement, dated as of January 31, 2000, as amended, by and among Ventas Realty, as borrower, the guarantors referred to therein, Bank of America, N.A. ("BofA"), as issuing bank and administrative agent for the lenders parties thereto (collectively with BofA, the "Ventas
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Lenders") and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank,
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successor-by-merger to Morgan Guaranty Trust Company of New York), as documentation agent.

          2. If Ventas obtains such Consents from the Ventas Lenders within ninety (90) days after the date hereof, Ventas will deliver notice thereof to Lender and promptly execute and deliver to Lender (at Lender's election) either
(a) a guaranty of the Guaranteed Proceeds or (b) an amendment of the Guaranty being delivered by Ventas on the date hereof, pursuant to which the Guaranteed Proceeds shall be included in the obligations guaranteed thereunder, which guaranty or amendment shall be in form and substance reasonably acceptable to Lender.

          3. In the event that Ventas is unable to obtain such Consents from the Ventas Lenders after using reasonable efforts (which shall not require payment by Ventas of any consideration to the Ventas Lenders to obtain such Consents other than payment of reasonable costs and expenses of BofA or the Ventas Lenders required under the Credit Agreement) within ninety (90) days after the date hereof, Ventas shall not be required to deliver the guaranty or amendment required under paragraph 2.

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         4.    This Agreement may be executed in two (2) or more counterparts each of which shall be an original but all of which taken together shall constitute one and the same agreement.

         5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         6. This Agreement shall constitute a Loan Document (as defined in the Loan Agreement).

         7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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          Kindly indicate your acknowledgement and agreement with all of the terms, covenants and conditions hereof, by executing and returning a copy of this Agreement to the undersigned.

                                Very truly yours,

                                MERRILL LYNCH MORTGAGE
                                LENDING, INC.

                                By: /s/ Christopher M. Haynes
                                    ---------------------------
                                    Name: Christopher M. Haynes
                                    Its:  Vice President

Acknowledged and agreed to
as of the date first above written:

VENTAS:

VENTAS, INC.

By: /s/ T. Richard Riney
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    Name: T. Richard Riney
    Its:  Executive Vice President

BORROWER:

VENTAS FINANCE I, LLC

By: /s/ T. Richard Riney
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    Name: T. Richard Riney
    Its:  Executive Vice President

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